Exhibit 99.1

PRESS RELEASE

Travelport Appoints Thomas Murphy as General Counsel

Langley, UK – January 13, 2015: Travelport (TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry, announced today that it has further strengthened its global executive team post its September 2014 initial public offering with the appointment of Thomas Murphy as General Counsel. Murphy, whose appointment is with immediate effect, brings more than 16 years of experience as in-house legal counsel, having most recently served as General Counsel and Company Secretary at William Hill plc.

Gordon Wilson, President and CEO of Travelport, said: “Thomas’ experience working as General Counsel in publicly listed companies, with an international business dimension, across multiple regulatory environments make him a significant addition to our global management team as we continue to grow Travelport with our focus on redefining travel commerce.”

Thomas Murphy added: “I am delighted to be joining a business that is driving real change in its industry and continuously looking at ways to innovate and improve its offering and operations, from the way that airline, hotel and other travel products are distributed, to the way in which B2B payments are made for these services. I very much look forward to working with the team to play a role in continuing the momentum that Travelport has achieved.”

During his eight year tenure at William Hill plc, one of the leading bookmakers in the UK, with a market value in excess of USD 4 billion, major operations in nine countries and listed on the London Stock Exchange, Murphy was General Counsel and also recently Head of Business Systems. He was responsible for its regulated US gaming businesses based out of Las Vegas. Previous roles have included General Counsel and Company Secretary of RHM, a leading food business sold to Premier Foods in 2007; General Counsel of the Automobile Association, then part of Centrica. Originally qualified as a barrister in England and Wales, he was also a Solicitor with Clifford Chance, a leading, London-based global law firm, and spent a period outside the law in financial analysis with HSBC.

The appointment of Murphy as General Counsel follows the previously announced appointment of Matthew Minetola as Chief Information Officer in December. Both report directly to the President and CEO of Travelport, Gordon Wilson.

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, approximately 3,400 employees and 2013 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company recently completed its initial public offering on the New York Stock Exchange and trades under the symbol “TVPT”.

Contacts:

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com

Investors:

Majid Nazir

Head of Investor Relations

+44 (0) 1753 288 857

majid.nazir@travelport.com